Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter EPS of $0.56

•	Net earnings of $130.8 million, or $0.56 per diluted share, compared to net earnings of $144.1 million, or $0.63 per diluted share.

◦	WCI Communities, Inc. ("WCI") reduced the Company's Q1 2017 net earnings by $0.03 per diluted share, primarily due to one-time transaction expenses

◦	Q1 2016 included a favorable $0.05 per diluted share impact due to a lower tax rate

•	Deliveries of 5,453 homes – up 13%

•	New orders of 6,483 homes – up 12%; new orders dollar value of $2.4 billion – up 16%

•	Backlog of 9,017 homes – up 18%; backlog dollar value of $3.5 billion – up 24%

•	Revenues of $2.3 billion – up 17%

•	Lennar Homebuilding operating earnings of $211.3 million, compared to $220.6 million

•	Gross margin on home sales of 21.1%, compared to 22.7%

•	S,G&A expenses as a % of revenues from home sales improved to 10.3% from 10.8%

•	Operating margin on home sales of 10.8%, compared to 11.9%

•	Lennar Financial Services operating earnings of $20.7 million, compared to $14.9 million

•	Rialto operating earnings (net of noncontrolling interests) of $12.0 million, compared to $1.9 million

•	Lennar Multifamily operating earnings of $19.2 million, compared to $12.2 million

•	Lennar Homebuilding cash and cash equivalents of $641 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 41.6%

•	Lennar issued $600 million of 4.125% senior notes due 2022

•	Lennar acquired WCI on February 10, 2017 for approximately $643 million in cash

(more)

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Miami, March 21, 2017 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 28, 2017. First quarter net earnings attributable to Lennar in 2017 were $130.8 million, or $0.56 per diluted share, which included a net loss related to WCI of $0.03 per diluted share, primarily due to one-time transaction expenses. This compared to first quarter net earnings attributable to Lennar in 2016 of $144.1 million, or $0.63 per diluted share, which included a favorable $0.05 per diluted share impact due to a lower tax rate.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are pleased to announce our first quarter results as we achieved net earnings of $130.8 million, or $0.56 earnings per diluted share. These solid results were supported by an improving macroeconomic environment following last year’s election. Since November we have seen a combination of renewed optimism, wage and job growth, and consumer confidence. As a result, our homebuilding operations have gone from slow and steady to a faster than expected sales pace throughout our first quarter. In this environment of accelerating sales pace, together with limited land and labor, and tight inventory particularly at the lower price points, we believe we are positioned for increased pricing power and solid earnings going forward."
Mr. Miller continued, "We continue to execute on our carefully crafted operating strategies of moderating our growth rate and focusing on our soft-pivot land program, which coupled with our strong profitability, will drive positive operating cash flows and a strong balance sheet. In addition, through our acquisition of WCI, we acquired well-located, established communities which partially offset the need to purchase raw land in our Florida markets. The integration of WCI has gone very smoothly, and our deep management team is focused on leveraging operational efficiencies which will enable us to maximize returns on the assets that we acquired.
"Our core homebuilding business continued to produce strong operating results in the first quarter of 2017 as gross and operating margins were 21.1% and 10.8%, respectively. Our continued investments in technology led to our lowest first quarter S,G&A as a percentage of revenues from home sales of 10.3%. Our home deliveries and new orders increased 13% and 12%, respectively, compared to last year, while our backlog dollar value increased 24% from last year to $3.5 billion.
"Complementing our homebuilding business, our Financial Services business reported strong earnings of $20.7 million in our first quarter, compared to $14.9 million last year. The increase in profitability was primarily due to increased volume and profitability in the segment’s title operations.
"Our Multifamily business generated $19.2 million of earnings in the first quarter of 2017, compared to $12.2 million last year, primarily due to the sale of two apartment communities by its joint ventures. With our geographically diversified pipeline of multifamily product and Lennar Multifamily Venture, this segment continues to grow its profitability while seeking out future growth opportunities.
"Finally, our Rialto business generated $12.0 million of earnings in the first quarter of 2017, compared to $1.9 million last year, primarily due to its commercial lending businesses having strong margins from three securitizations that were completed during the quarter."

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Mr. Miller concluded, "We have had a good start to 2017 and with a strong backlog dollar value and solid operating strategies in our core and ancillary businesses, we believe we are well positioned to continue our strong performance in 2017."

RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2017 COMPARED TO
THREE MONTHS ENDED FEBRUARY 29, 2016
As previously announced on February 10, 2017, Lennar Corporation completed its acquisition of WCI. The results of operations include activity related to WCI from February 10, 2017 to February 28, 2017. Prior year information includes only stand-alone data for Lennar Corporation for the three months ended February 29, 2016.
Lennar Homebuilding
Revenues from home sales increased 13% in the first quarter of 2017 to $2.0 billion from $1.8 billion in the first quarter of 2016. Revenues were higher primarily due to a 13% increase in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, increased to 5,433 homes in the first quarter of 2017 from 4,806 homes in the first quarter of 2016. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other, except Homebuilding West that was slightly down from prior year. The average sales price of homes delivered was $365,000 in the first quarter of 2017, consistent with the first quarter of 2016. Sales incentives offered to homebuyers were $22,700 per home delivered in the first quarter of 2017, or 5.9% as a percentage of home sales revenue, compared to $21,600 per home delivered in the first quarter of 2016, or 5.6% as a percentage of home sales revenue, and $23,700 per home delivered in the fourth quarter of 2016, or 6.2% as a percentage of home sales revenue.
Gross margins on home sales were $419.2 million, or 21.1%, in the first quarter of 2017, compared to $398.9 million, or 22.7%, in the first quarter of 2016. Gross margin percentage on home sales decreased compared to the first quarter of 2016 primarily due to an increase in land and construction costs per home.
Selling, general and administrative expenses were $204.0 million in the first quarter of 2017, which included approximately $10 million of one-time transaction expenses related to the WCI acquisition, mainly offset by other one-time legal and insurance benefits. In the first quarter of 2016, selling, general and administrative expenses were $189.8 million. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.3% in the first quarter of 2017, from 10.8% in the first quarter of 2016, due to improved operating leverage as a result of an increase in home deliveries and benefits from the Company's investments in technology.
Gross profits on land sales were $2.0 million in the first quarter of 2017, compared to $9.2 million in the first quarter of 2016.

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Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($11.5) million in the first quarter of 2017, compared to $3.0 million in the first quarter of 2016. In the first quarter of 2017, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses from its unconsolidated entities. The operating losses from the Company's unconsolidated entities were primarily driven by general and administrative expenses, as there were no significant land sale transactions during the first quarter of 2017. In the first quarter of 2016, Lennar Homebuilding equity in earnings from unconsolidated entities included $6.0 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties, partially offset by the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities.
Lennar Homebuilding other income (expense), net, was $5.7 million in the first quarter of 2017, compared to ($0.6) million in the first quarter of 2016.
Lennar Homebuilding interest expense was $52.4 million in the first quarter of 2017 ($48.7 million was included in costs of homes sold, $2.4 million in costs of land sold and $1.2 million in other income (expense), net), compared to $45.2 million in the first quarter of 2016 ($43.4 million was included in costs of homes sold, $0.7 million in costs of land sold and $1.2 million in other income (expense), net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $20.7 million in the first quarter of 2017, compared to $14.9 million in the first quarter of 2016. The increase in profitability was primarily due to increased volume and profitability in the segment's title operations.
Rialto
Operating earnings for the Rialto segment were $12.0 million in the first quarter of 2017 (which included a $0.8 million operating loss and an add back of $12.9 million of net loss attributable to noncontrolling interests). Operating earnings in the first quarter of 2016 were $1.9 million (which included $1.6 million of operating earnings and an add back of $0.3 million of net loss attributable to noncontrolling interests). The increase in operating earnings is primarily related to an increase in Rialto Mortgage Finance earnings as a result of higher securitization volume and margins, partially offset by an increase in general and administrative expenses, loan impairments and real estate owned impairments.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $19.2 million in the first quarter of 2017, compared to $12.2 million in the first quarter of 2016. The increase in profitability was primarily due to the segment's $26.0 million share of gains related to the sale of two operating properties by Lennar Multifamily's unconsolidated entities in the first quarter of 2017, compared to the segment's $20.4 million share of a gain as a result of the sale of one operating property by one of its unconsolidated entities in the first quarter of 2016.

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Corporate General and Administrative Expenses
Corporate general and administrative expenses were $60.7 million, or 2.6% as a percentage of total revenues, in the first quarter of 2017, compared to $47.7 million, or 2.4% as a percentage of total revenues, in the first quarter of 2016.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($8.4) million and $1.4 million in the first quarter of 2017 and 2016, respectively. Net loss attributable to noncontrolling interests during the first quarter of 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures. Net earnings attributable to noncontrolling interests in the first quarter of 2016 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
OTHER TRANSACTIONS
Debt Issuance
During the first quarter of 2017, the Company issued $600 million aggregate principal amount of 4.125% senior notes due 2022 (the "4.125% Senior Notes"). The Company used the net proceeds from the sale of the 4.125% Senior Notes to fund a portion of the cash consideration for the Company's acquisition of WCI, to pay costs and expenses related to the acquisition of WCI and for general corporate purposes.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the growth of the Multifamily segment, our belief regarding being well positioned for increased pricing power, solid earnings and strong performance in 2017, our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; and the possibility of a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable losses in legal proceedings; our inability to maximize returns on the assets that we acquired in the WCI acquisition; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2016. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, March 21, 2017. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0516 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,	February 29,
	2017	2016
Revenues:
Lennar Homebuilding	$2,018,694	1,786,481
Lennar Financial Services	148,043	123,956
Rialto	82,006	43,711
Lennar Multifamily	88,685	39,516
Total revenues	$2,337,428	1,993,664

Lennar Homebuilding operating earnings	$211,338	220,638
Lennar Financial Services operating earnings	20,664	14,931
Rialto operating earnings (loss)	(843)	1,610
Lennar Multifamily operating earnings	19,183	12,182
Corporate general and administrative expenses	(60,699)	(47,668)
Earnings before income taxes	189,643	201,693
Provision for income taxes	(67,270)	(56,241)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	122,373	145,452
Less: Net earnings (loss) attributable to noncontrolling interests	(8,406)	1,372
Net earnings attributable to Lennar	$130,779	144,080

Average shares outstanding:
Basic	232,194	210,292
Diluted	232,196	228,916

Earnings per share:
Basic	$0.56	0.68
Diluted (1)	$0.56	0.63

Supplemental information:
Interest incurred (2)	$69,691	71,590

EBIT (3):
Net earnings attributable to Lennar	$130,779	144,080
Provision for income taxes	67,270	56,241
Interest expense	52,361	45,224
EBIT	$250,410	245,545

(1)	For the three months ended February 29, 2016, diluted earnings per share includes an add back of interest of $2.0 million related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,	February 29,
	2017	2016
Lennar Homebuilding revenues:
Sales of homes	$1,983,788	1,754,691
Sales of land	34,906	31,790
Total revenues	2,018,694	1,786,481

Lennar Homebuilding costs and expenses:
Costs of homes sold	1,564,623	1,355,745
Costs of land sold	32,924	22,612
Selling, general and administrative	204,014	189,848
Total costs and expenses	1,801,561	1,568,205
Lennar Homebuilding operating margins	217,133	218,276
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	(11,534)	3,000
Lennar Homebuilding other income (expense), net	5,739	(638)
Lennar Homebuilding operating earnings	$211,338	220,638

Lennar Financial Services revenues	$148,043	123,956
Lennar Financial Services costs and expenses	127,379	109,025
Lennar Financial Services operating earnings	$20,664	14,931

Rialto revenues	$82,006	43,711
Rialto costs and expenses	66,913	42,907
Rialto equity in earnings from unconsolidated entities	722	1,497
Rialto other expense, net	(16,658)	(691)
Rialto operating earnings (loss)	$(843)	1,610

Lennar Multifamily revenues	$88,685	39,516
Lennar Multifamily costs and expenses	92,649	47,020
Lennar Multifamily equity in earnings from unconsolidated entities	23,147	19,686
Lennar Multifamily operating earnings	$19,183	12,182

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	As of or For the Three Months Ended
	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,
	2017	2016	2017	2016	2017	2016
Deliveries:	Homes		Dollar Value		Average Sales Price
East	2,470	2,064	$767,460	647,755	$311,000	314,000
Central	1,439	1,281	488,741	400,437	340,000	313,000
West	1,154	1,168	560,753	559,534	486,000	479,000
Other	390	319	178,939	161,038	459,000	505,000
Total	5,453	4,832	$1,995,893	1,768,764	$366,000	366,000
Of the total homes delivered listed above, 20 homes with a dollar value of $12.1 million and an average sales price of $605,000 represent home deliveries from unconsolidated entities for the three months ended February 28, 2017, compared to 26 home deliveries with a dollar value of $14.1 million and an average sales price of $541,000 for the three months ended February 29, 2016.

New Orders:	Homes		Dollar Value		Average Sales Price
East	2,944	2,528	$934,788	798,048	$318,000	316,000
Central	1,620	1,630	544,866	530,170	336,000	325,000
West	1,550	1,290	788,614	623,849	509,000	484,000
Other	369	346	172,144	155,802	467,000	450,000
Total	6,483	5,794	$2,440,412	2,107,869	$376,000	364,000
Of the total new orders listed above, five homes with a dollar value of $4.2 million and an average sales price of $847,000 represent new orders from unconsolidated entities for the three months ended February 28, 2017, compared to 15 new orders with a dollar value of $8.7 million and an average sales price of $583,000 for the three months ended February 29, 2016.

Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	4,081	3,378	$1,422,381	1,108,248	$349,000	328,000
Central	2,502	2,417	877,904	815,524	351,000	337,000
West	1,926	1,476	976,453	736,058	507,000	499,000
Other	508	399	249,237	187,126	491,000	469,000
Total	9,017	7,670	$3,525,975	2,846,956	$391,000	371,000
Of the total homes in backlog listed above, 15 homes with a backlog dollar value of $8.1 million and an average sales price of $541,000 represent the backlog from unconsolidated entities at February 28, 2017, compared to 78 homes with a backlog dollar value of $57.1 million and an average sales price of $731,000 at February 29, 2016.

(1)
During the three months ended February 28, 2017, the Company acquired 364 homes in backlog related to the WCI acquisition. During the three months ended February 29, 2016, the Company acquired 62 homes in backlog from another homebuilder.

Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas
West: California and Nevada
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 29,
	2017	2016	2016
Lennar Homebuilding debt	$5,778,306	4,575,977	5,333,981
Stockholders' equity	7,198,752	7,026,042	5,820,114
Total capital	$12,977,058	11,602,019	11,154,095
Lennar Homebuilding debt to total capital	44.5%	39.4%	47.8%

Lennar Homebuilding debt	$5,778,306	4,575,977	5,333,981
Less: Lennar Homebuilding cash and cash equivalents	640,816	1,050,138	510,878
Net Lennar Homebuilding debt	$5,137,490	3,525,839	4,823,103
Net Lennar Homebuilding debt to total capital (1)	41.6%	33.4%	45.3%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.